Exhibit 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Signature Office REIT, Inc.:

We have audited the accompanying consolidated balance sheets of Signature Office REIT, Inc. and subsidiaries (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Signature Office REIT, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 6, 2015

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
Assets:
Real estate assets, at cost:
Land	$55,733,041	$55,733,041
Buildings and improvements, less accumulated depreciation of $51,212,159 and $34,488,062 as of December 31, 2014 and 2013, respectively	387,731,127	406,067,891
Intangible lease assets, less accumulated amortization of $25,726,318 and $19,294,426 as of December 31, 2014 and 2013, respectively	36,188,591	46,734,316
Construction in progress	13,770	—
Total real estate assets	479,666,529	508,535,248
Cash and cash equivalents	5,059,952	7,394,979
Tenant receivables, net of allowance for doubtful accounts of $158,654 and $63,736 as of December 31, 2014 and 2013, respectively	14,098,561	13,385,314
Prepaid expenses and other assets	1,254,619	1,641,381
Deferred financing costs, less accumulated amortization of $4,340,323 and $3,485,202 as of December 31, 2014 and 2013, respectively	1,324,513	2,479,378
Intangible lease origination costs, less accumulated amortization of $9,314,242 and $6,584,549 as of December 31, 2014 and 2013, respectively	16,402,544	20,357,957
Deferred lease costs, less accumulated amortization of $2,149,853 and $1,197,248 as of December 31, 2014 and 2013, respectively	6,784,817	6,745,189
Investments in development authority bonds	115,000,000	115,000,000
Total assets	$639,591,535	$675,539,446

Liabilities:
Line of credit	$56,000,000	$42,500,000
Notes payable	100,000,000	124,900,000
Accounts payable and accrued expenses	9,134,243	8,091,277
Accrued capital expenditures and deferred lease costs	86,625	487,825
Deferred income	5,150,410	5,919,573
Intangible lease liabilities, less accumulated amortization of $839,856 and $493,613 as of December 31, 2014 and 2013, respectively	958,518	1,304,761
Obligations under capital leases	115,000,000	115,000,000
Total liabilities	286,329,796	298,203,436

Commitments and Contingencies (Note 6)

Redeemable Common Stock	—	3,988,217

Stockholders' Equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 20,473,024 and 20,443,176 shares issued and outstanding as of December 31, 2014 and 2013, respectively	204,730	204,432
Additional paid-in capital	453,828,351	452,981,513
Cumulative distributions in excess of earnings	(101,119,778)	(76,492,911)
Redeemable common stock	—	(3,988,217)
Accumulated other comprehensive income	348,436	642,976
Total stockholders' equity	353,261,739	373,347,793
Total liabilities, redeemable common stock and stockholders' equity	$639,591,535	$675,539,446
See accompanying notes.

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2014	2013	2012
Revenues:
Rental income	$52,689,430	$53,023,714	$38,199,442
Tenant reimbursements	21,759,047	16,207,310	9,771,959
Other property income	2,488,543	36,525	39,714
	76,937,020	69,267,549	48,011,115
Expenses:
Property operating costs	25,922,181	23,469,100	14,887,050
Asset and property management fees:
Related-party	—	5,495,142	3,600,057
Other	1,050,900	1,011,405	354,890
Depreciation	18,555,419	17,768,543	12,422,906
Amortization	11,982,320	11,292,059	7,695,172
General and administrative	7,897,682	3,800,454	4,814,146
Acquisition fees and expenses	—	1,674,094	5,912,302
	65,408,502	64,510,797	49,686,523
Real estate operating income (loss)	11,528,518	4,756,752	(1,675,408)
Other income (expense):
Interest expense	(12,256,606)	(12,446,785)	(6,708,077)
Interest and other income	6,937,437	6,900,454	73,278
	(5,319,169)	(5,546,331)	(6,634,799)
Income (loss) before income tax expense	6,209,349	(789,579)	(8,310,207)
Income tax expense	(157,868)	(203,553)	(174,316)
Net income (loss)	$6,051,481	$(993,132)	$(8,484,523)

Per-share net income (loss) – basic and diluted	$0.30	$(0.05)	$(0.63)
Weighted-average common shares outstanding – basic and diluted	20,464,863	19,736,887	13,542,837
See accompanying notes.

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2014	2013	2012
Net income (loss)	$6,051,481	$(993,132)	$(8,484,523)
Other comprehensive income (loss):
Market value adjustment to interest rate swap	(294,540)	996,491	(353,515)
Comprehensive income (loss)	$5,756,941	$3,359	$(8,838,038)
See accompanying notes.

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance, December 31, 2011	9,043,589	$90,436	$200,198,600	$(18,415,942)	$(2,538,167)	$—	$179,334,927
Issuance of common stock	8,671,042	86,710	216,195,320	—	—	—	216,282,030
Redemption of common stock	(165,819)	(1,658)	(4,012,675)	—	—	—	(4,014,333)
Increase in redeemable common stock	—	—	—	—	(2,542,141)	—	(2,542,141)
Distributions to common stockholders ($1.50 per share)	—	—	—	(20,346,238)	—	—	(20,346,238)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(19,654,903)	—	—	—	(19,654,903)
Other offering costs	—	—	(4,378,915)	—	—	—	(4,378,915)
Net loss	—	—	—	(8,484,523)	—	—	(8,484,523)
Market value adjustment to interest rate swap	—	—	—	—	—	(353,515)	(353,515)
Balance, December 31, 2012	17,548,812	$175,488	$388,347,427	$(47,246,703)	$(5,080,308)	$(353,515)	$335,842,389
Issuance of common stock	3,328,698	33,287	82,430,397	—	—	—	82,463,684
Redemption of common stock	(434,334)	(4,343)	(9,853,092)	—	—	—	(9,857,435)
Decrease in redeemable common stock	—	—	—	—	1,092,091	—	1,092,091
Distributions to common stockholders ($1.43 per share)	—	—	—	(28,253,076)	—	—	(28,253,076)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(6,473,522)	—	—	—	(6,473,522)
Other offering costs	—	—	(1,469,697)	—	—	—	(1,469,697)
Net loss	—	—	—	(993,132)	—	—	(993,132)
Market value adjustment to interest rate swap	—	—	—	—	—	996,491	996,491
Balance, December 31, 2013	20,443,176	$204,432	$452,981,513	$(76,492,911)	$(3,988,217)	$642,976	$373,347,793
Issuance of common stock	157,299	1,573	3,734,285	—	—	—	3,735,858
Redemption of common stock	(127,451)	(1,275)	(2,887,350)	—	—	—	(2,888,625)
Decrease in redeemable common stock	—	—	—	—	3,988,217	—	3,988,217
Distributions to common stockholders ($1.50 per share)	—	—	—	(30,678,348)	—	—	(30,678,348)
Other offering costs	—	—	(97)	—	—	—	(97)
Net income	—	—	—	6,051,481	—	—	6,051,481
Market value adjustment to interest rate swap	—	—	—	—	—	(294,540)	(294,540)
Balance, December 31, 2014	20,473,024	$204,730	$453,828,351	$(101,119,778)	$—	$348,436	$353,261,739
See accompanying notes.

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2014	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$6,051,481	$(993,132)	$(8,484,523)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Straight-line rental income	(1,060,472)	(7,876,148)	(3,056,134)
Depreciation	18,555,419	17,768,543	12,422,906
Amortization	15,154,881	14,177,754	9,854,521
Noncash interest expense	1,154,865	1,205,927	2,092,435
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in other tenant receivables, net	126,100	(1,786,235)	665,248
Decrease (increase) in prepaid expenses and other assets	86,318	(319,984)	135,796
Increase in accounts payable and accrued expenses	1,042,966	288,249	659,165
Decrease in due to affiliates	—	(412,966)	(49,305)
(Decrease) increase in deferred income	(769,163)	1,989,947	1,802,474
Net cash provided by operating activities	40,342,395	24,041,955	16,042,583

Cash Flows from Investing Activities:
Additions to real estate assets	(318,007)	(8,943,433)	(1,156,660)
Acquisition of real estate assets	—	—	(268,333,828)
Deferred lease costs paid	(1,128,203)	(5,110,125)	(1,324,176)
Net cash used in investing activities	(1,446,210)	(14,053,558)	(270,814,664)

Cash Flows from Financing Activities:
Deferred financing costs paid	—	—	(2,448,723)
Proceeds from lines of credit and notes payable	34,650,000	14,500,000	373,931,984
Repayments of lines of credit and notes payable	(46,050,000)	(68,000,000)	(273,986,879)
Issuance of common stock	3,735,858	82,424,667	215,977,971
Redemptions of common stock	(2,888,625)	(9,939,252)	(3,932,516)
Distributions paid to stockholders	(26,942,490)	(15,006,639)	(10,466,302)
Distributions paid to stockholders and reinvested in shares of our common stock	(3,735,858)	(14,321,551)	(9,388,359)
Commissions on stock sales and related dealer-manager fees paid	—	(6,648,460)	(19,302,306)
Other offering costs paid	(97)	(1,558,079)	(4,347,759)
Net cash (used in) provided by financing activities	(41,231,212)	(18,549,314)	266,037,111
Net change in cash and cash equivalents	(2,335,027)	(8,560,917)	11,265,030
Cash and cash equivalents, beginning of period	7,394,979	15,955,896	4,690,866
Cash and cash equivalents, end of period	$5,059,952	$7,394,979	$15,955,896

See accompanying notes.

SIGNATURE OFFICE REIT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014, 2013 AND 2012
1.     Organization
Signature Office REIT, Inc. ("Signature Office REIT") is a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties. Signature Office REIT's stock is not listed on a national securities exchange. Signature Office REIT was formed in 2007 and commenced operations in 2010. Substantially all of Signature Office REIT's business is conducted through Signature Office Operating Partnership, L.P. ("Signature Office OP"), a Delaware limited partnership. Signature Office REIT is the sole general partner of Signature Office OP. Signature Office Income Holdings, LLC ("Signature Office Holdings"), a Delaware limited liability company, is the sole limited partner of Signature Office OP. Signature Office REIT owns 100% of the interests of Signature Office Holdings and possesses full legal control and authority over the operations of Signature Office OP and Signature Office Holdings. References to Signature Office REIT herein shall include Signature Office REIT and its subsidiaries, including Signature Office OP and Signature Office Holdings, unless stated otherwise.
Signature Office REIT operates a diversified portfolio of commercial real estate consisting primarily of high-quality, income-generating office properties located in the United States and leased to creditworthy companies. As of December 31, 2014, Signature Office REIT owned 13 office properties consisting of approximately 2.6 million square feet. As of December 31, 2014, these office properties were 97.8% leased.
From June 2010 through June 2013, Signature Office REIT raised equity proceeds through its initial public offering (the "Initial Offering") of 230.0 million shares of common stock, of which 30.0 million shares were offered through the Signature Office REIT Distribution Reinvestment Plan ("DRP"). Under the Initial Offering, shares of common stock in the primary offering were offered at a price of $25.00 per share, with discounts available to certain categories of purchasers, and DRP shares were offered at a price of $23.75 per share. Signature Office REIT terminated the primary portion of the Initial Offering on June 12, 2013. Signature Office REIT continued to raise equity proceeds through the DRP through March 2014, after which the DRP was terminated. Signature Office REIT raised aggregate net offering proceeds of approximately $460.3 million, including net offering proceeds from the DRP of approximately $29.5 million, substantially all of which were invested in real properties and related assets.
From its inception through December 31, 2013, Signature Office REIT operated as an externally advised REIT pursuant to an advisory agreement, under which Wells Core Office Income REIT Advisory Services, LLC (the "Advisor"), a subsidiary of Wells Real Estate Funds, Inc. ("WREF"), performed certain key functions on behalf of Signature Office REIT, including, among others, the investment of capital proceeds and management of day-to-day operations. The advisory agreement, as amended and restated (the "Revised Advisory Agreement"), was effective beginning on June 11, 2013 and replaced the previous agreement between Signature Office REIT and the Advisor in effect through June 10, 2013 (the "Original Advisory Agreement"). The Advisor contracted with Wells Capital, Inc. ("Wells Capital") and Wells Management Company, Inc. ("Wells Management"), also wholly owned subsidiaries of WREF, to engage their employees to carry out, among others, the key functions enumerated above on behalf of Signature Office REIT. On December 31, 2013, Signature Office REIT terminated the Revised Advisory Agreement and became a self-managed company on January 1, 2014 (the “Self-Management Transition Date”). As a result, management of day-to-day operations is now performed by employees of Signature Office REIT. Contemporaneous with the termination of the Revised Advisory Agreement, Signature Office REIT entered into a Transition Services Agreement (the "TSA") with WREF for the period from January 1, 2014 through June 30, 2014 pursuant to which WREF and its affiliates provided certain consulting, support and transitional services (as set forth in the TSA) to Signature Office REIT at its direction in order to facilitate its successful transition to self-management. On June 30, 2014, Signature Office REIT entered into the first amendment to the TSA with WREF (the "TSA Amendment"), which extended the expiration date of the TSA as it related to certain transfer agent and client services functions from June 30, 2014 to September 30, 2014. For additional details about Signature Office REIT's transition to self-management and the TSA, please refer to Note 10.
On November 21, 2014, Signature Office REIT entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Griffin Capital Essential Asset REIT, Inc. (“Griffin”) and Griffin SAS, LLC, a wholly owned subsidiary of Griffin (“Merger Sub”). Upon the terms and conditions set forth in the Merger Agreement, Signature Office REIT will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Griffin (the “Merger”). Subject to the terms and conditions of the Merger Agreement, at the date and time the Merger becomes effective (the “Merger Effective Time”) each share of common stock of Signature Office REIT issued and outstanding immediately prior to the Merger Effective Time will be converted into 2.04 (the “Merger Exchange Ratio”) shares of common stock of Griffin (“Griffin Common Stock”). The consummation of the Merger is subject to certain customary closing conditions, including, among others, the approval of the Merger by Signature Office REIT's stockholders. In addition, the Merger Agreement may be terminated under certain circumstances by Griffin or Signature Office REIT. Signature Office REIT expects the Merger to close in the first half of 2015.
Signature Office REIT's stock is not listed on a national securities exchange. Should the Merger with Griffin not be consummated, Signature Office REIT will still be subject to its current charter requirement to execute a liquidity transaction by July 31, 2020. Signature Office REIT's charter requires that in the event that Signature Office REIT's stock is not listed on a national securities exchange by July 31, 2020, Signature Office REIT must either seek stockholder approval to extend or amend this listing deadline or seek stockholder approval to begin liquidating investments and distributing the resulting proceeds to the stockholders. If Signature Office REIT seeks stockholder approval to extend or amend this listing date and does not obtain it, Signature Office REIT would then be required to seek stockholder approval to liquidate. In this circumstance, if Signature Office REIT seeks and does not obtain approval to liquidate, Signature Office REIT would not be required to list or liquidate and could continue to operate indefinitely as an unlisted company.
2.     Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements of Signature Office REIT have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and include the accounts of Signature Office REIT, Signature Office OP, Signature Office Holdings, and any variable interest entity ("VIE") in which Signature Office REIT, Signature Office OP, or Signature Office Holdings, was deemed the primary beneficiary. With respect to entities that are not VIEs, Signature Office REIT's consolidated financial statements shall also include the accounts of any entity in which Signature Office REIT, Signature Office OP, Signature Office Holdings, or its subsidiaries own a controlling financial interest and any limited partnership in which Signature Office REIT, Signature Office OP, Signature Office Holdings, or its subsidiaries own a controlling general partnership interest. In determining whether Signature Office REIT, Signature Office OP, or Signature Office Holdings has a controlling interest, the following factors are considered, among other things: the ownership of voting interests, protective rights, and participatory rights of the investors.
All intercompany balances and transactions have been eliminated in consolidation.
Recent Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU 2014-08"). ASU 2014-08 changes the criteria for transactions that qualify to be reported as discontinued operations, and enhances disclosures for transactions that meet the new criteria in this area. ASU 2014-08 limits discontinued operations reporting to disposals of components of an entity that represent  strategic shifts that have (or will have) a major effect on the entity’s operations and financial results. ASU 2014-08 requires expanded disclosures for discontinued operations including more information about the assets, liabilities, revenues, and expenses of discontinued operations. ASU 2014-08 also requires an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. ASU 2014-08 is effective for the period beginning on January 1, 2015; however, early adoption is permitted. Signature Office REIT adopted the amendments in ASU 2014-08 effective January 1, 2014; however, Signature Office REIT did not dispose of any real estate assets during the year ended December 31, 2014. The adoption of ASU 2014-08 has not had a material impact on Signature Office REIT's consolidated financial statements or disclosures.
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 changes the criteria for the recognition of revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services using a five-step determination process. The five-step process includes (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations, and (v) recognizing revenue as the entity satisfies a performance obligation. Lease contracts are specifically excluded from ASU 2014-09; however, disposals of real estate assets are subject to the derecognition requirements included in ASU 2014-09. ASU 2014-09 will be effective for Signature Office REIT for the period beginning on January 1, 2017, and early adoption is not permitted. Signature Office REIT expects that the adoption of ASU 2014-09 will not have a material impact on its consolidated financial statements or disclosures.
In January 2015, the FASB issued Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items ("ASU 2015-01"). ASU 2015-01 eliminates the requirement for an entity to separately classify, present and disclose extraordinary events and transactions. Under ASU 2015-01, reporting entities will no longer be required to assess whether an underlying event or transaction is extraordinary; however, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. ASU 2015-01 will be effective for Signature Office REIT for the period beginning January 1, 2016. Signature Office REIT expects that the adoption of ASU 2014-09 will not have a material impact on its consolidated financial statements or disclosures.
In February 2015, the FASB issued Accounting Standards Update 2015-02, Amendments to the Consolidation Analysis ("ASU 2015-02"). ASU 2015-02 requires reevaluation of the consolidation of certain legal entities. Specifically, it (i) modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, (ii) eliminates the presumption that a general partner should consolidate a limited partnership, (iii) revises the consolidation analysis of reporting entities that are involved with VIEs, and (vi) provides a scope exception from consolidation guidance for certain investment funds. ASU 2015-02 will be effective for Signature Office REIT for the period beginning on January 1, 2016. Signature Office REIT is currently evaluating the impact that the adoption of ASU 2015-02 may have on its consolidated financial statements or disclosures.
Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.
Fair Value Measurements
Signature Office REIT estimates the fair value of its assets and liabilities (where currently required under GAAP) consistent with the provisions of the accounting standard for fair value measurements and disclosures. Under this guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. While various techniques and assumptions can be used to estimate fair value depending on the nature of the asset or liability, the accounting standard for fair value measurements and disclosures provides the following fair value technique parameters and hierarchy, depending upon availability:
Level 1 - Assets or liabilities valued based on quoted prices in active markets for identical assets or liabilities.
Level 2 - Assets or liabilities valued based on observable market data for similar instruments.
Level 3 - Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.
Real Estate Assets
Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition or construction and any tenant improvements or major improvements and betterments that extend the useful life of the related asset. Additionally, Signature Office REIT capitalizes interest while the development of a real estate asset is in progress. There was no interest capitalized during the years ended December 31, 2014 and 2013. All costs incurred in connection with acquiring real estate assets, including acquisition fees paid to the Advisor (see Note 10), and repairs and maintenance costs are expensed as incurred.
Signature Office REIT is required to make subjective assessments as to the useful lives of our depreciable assets. Signature Office REIT considers the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. Signature Office REIT's real estate assets are depreciated or amortized using the straight-line method. The estimated useful lives of our assets by class are as follows:

Building	40 years
Building improvements	5-25 years
Site improvements	15 years
Tenant improvements	Shorter of lease term or economic life
Furniture, fixtures, and equipment	3-5 years
Intangible lease assets	Lease term
Evaluating the Recoverability of Real Estate Assets
Signature Office REIT continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of operating properties in which Signature Office REIT has an ownership interest may not be recoverable. When indicators of potential impairment are present that suggest that the carrying amounts of real estate assets and related intangible assets may not be recoverable, Signature Office REIT assesses the recoverability of these assets by determining whether the respective carrying values will be recovered through the estimated undiscounted future operating cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying values, Signature Office REIT adjusts the carrying value of the real estate assets and related intangible assets to the estimated fair values, pursuant to the property, plant, and equipment accounting standard for the impairment or disposal of long-lived assets, and recognizes an impairment loss. Estimated fair values are calculated based on the following information, in order of preference, dependent upon availability: (i) recently quoted market price(s) for the subject property, or highly comparable properties, under sufficiently active and normal market conditions, or (ii) the present value of future cash flows, including estimated residual value. Signature Office REIT has determined that there has been no impairment in the carrying value of real estate assets held by Signature Office REIT to date.
Projections of expected future operating cash flows require that management estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property's fair value and could result in the misstatement of the carrying value of Signature Office REIT's real estate assets and related intangible assets and net income (loss).
Allocation of Purchase Price of Acquired Assets
Upon the acquisition of real properties, Signature Office REIT allocates the purchase price of properties to tangible assets, consisting of land and building, site improvements, and identified intangible assets and liabilities, including the value of in-place leases, based in each case on Signature Office REIT's estimate of their fair values.
The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land and building based on management's determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand.

Intangible Assets and Liabilities Arising from In-Place Leases where Signature Office REIT is the Lessor
As further described below, in-place leases with Signature Office REIT as the lessor may have values related to direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, tenant relationships, and effective contractual rental rates that are above or below market rates.

•
Direct costs associated with obtaining a new tenant, including commissions, tenant improvements, and other direct costs, are estimated based on management's consideration of current market costs to execute a similar lease. Such direct costs are included in intangible lease origination costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•
The value of opportunity costs associated with lost rentals avoided by acquiring an in-place lease is calculated based on the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Such opportunity costs are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•
The value of tenant relationships is calculated based on the expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. Values associated with tenant relationships are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•
The value of effective rental rates of in-place leases that are above or below the market rates of comparable leases is calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

As of December 31, 2014 and 2013, Signature Office REIT had the following gross intangible in-place lease assets and liabilities:

	As of December 31, 2014
	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
Gross	$12,241,045	$49,673,864	$25,716,786	$1,798,374
Accumulated Amortization	(6,206,488)	(19,519,830)	(9,314,242)	(839,856)
Net	$6,034,557	$30,154,034	$16,402,544	$958,518

	As of December 31, 2013
	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
Gross	$13,875,997	$52,152,745	$26,942,506	$1,798,374
Accumulated Amortization	(5,222,847)	(14,071,579)	(6,584,549)	(493,613)
Net	$8,653,150	$38,081,166	$20,357,957	$1,304,761

For the years ended December 31, 2014, 2013 and 2012, Signature Office REIT recognized the following amortization of intangible lease assets and liabilities:

	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
For the year ended December 31:
2014	$2,618,593	$7,927,132	$3,955,413	$346,243
2013	$2,382,764	$7,674,325	$3,546,603	$346,243
2012	$2,072,402	$5,333,188	$2,317,185	$117,624
The remaining net intangible lease assets and liabilities as of December 31, 2014 will be amortized as follows:

	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
For the year ending December 31:
2015	2,113,990	6,986,793	3,295,862	343,758
2016	2,073,744	6,561,683	3,132,357	115,146
2017	1,029,770	5,142,067	2,665,043	115,146
2018	565,245	4,323,063	2,295,336	115,146
2019	251,808	2,695,163	1,588,231	99,059
Thereafter	—	4,445,265	3,425,715	170,263
Total	$6,034,557	$30,154,034	$16,402,544	$958,518
Weighted-Average Amortization Period	3 years	5 years	6 years	5 years
Evaluating the Recoverability of Intangible Assets and Liabilities
The values of intangible lease assets and liabilities are determined based on assumptions made at the time of acquisition and have defined useful lives, which correspond with the lease terms. There may be instances in which intangible lease assets and liabilities become impaired, and Signature Office REIT is required to expense the remaining asset or liability immediately or over a shorter period of time. Lease modifications, including, but not limited to, lease terminations and lease extensions, may impact the value and useful life of in-place leases. Such lease modifications will be evaluated for impairment if the original in-place lease terms have been modified. For lease modifications where the tenant exercises an early lease termination option, the related unamortized intangible lease assets and liabilities are amortized over the shortened lease term. For lease terminations that are effective immediately, Signature Office REIT recognizes an impairment loss. For other lease modifications where the discounted cash flows of the modified in-place lease stream are less than the discounted cash flows of the original in-place lease stream, Signature Office REIT reduces the carrying value of the intangible lease assets to reflect the modified lease terms and recognize an impairment loss.  For lease extensions of in-place leases that are executed more than one year prior to the original lease expiration date, the useful life of the intangible lease assets and liabilities will be extended over the new lease term with the exception of those components, such as lease commissions and tenant allowances, which have been renegotiated for the extended term. Renegotiated in-place lease components, such as lease commissions and tenant allowances, will be amortized over the shorter of the useful life of the asset or the new lease term. Signature Office REIT has determined that there has been no impairment in the carrying value of intangible assets held by Signature Office REIT to date; however, during the year ended December 31, 2014, Signature Office REIT did accelerate the amortization of the related intangible lease assets in connection with the early lease terminations exercised.

Cash and Cash Equivalents
Signature Office REIT considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and may consist of investments in money market accounts. There are no restrictions on the use of Signature Office REIT's cash balances as of December 31, 2014 and 2013.
Tenant Receivables, Net
Tenant receivables are comprised of rental and reimbursement billings due from tenants and the cumulative amount of future adjustments necessary to present rental income on a straight-line basis. Tenant receivables are recorded at the original amount earned, less an allowance for any doubtful accounts, which approximates fair value. Management assesses the realizability of tenant receivables on an ongoing basis and, if necessary, will provide allowances for such balances, or portions thereof, as they become uncollectible in general and administrative expenses.
Signature Office REIT adjusted the allowance for doubtful accounts by recording a provision for doubtful accounts, net of recoveries, in general and administrative expenses of $94,918, $63,736 and $22,890 for the years ended December 31, 2014, 2013 and 2012, respectively.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets are primarily comprised of interest rate swap assets; prepaid taxes and insurance; utility deposits; prepaid director fees; and equipment for Signature Office REIT's corporate office space, net of accumulated depreciation. Prepaid expenses and other assets are expensed as incurred or reclassified to other asset accounts upon being put into service in future periods.
Deferred Financing Costs
Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized using the effective interest method over the term of the related financing arrangements, except for loans that are revolving or short-term in nature for which the straight line method is used. Signature Office REIT recognized amortization of deferred financing costs for the years ended December 31, 2014, 2013, and 2012 of approximately $1.2 million, $1.2 million, and $2.1 million respectively, which is included in interest expense in the accompanying consolidated statements of operations.
Deferred Lease Costs
Deferred lease costs include (i) costs incurred to procure leases, which are capitalized and recognized as amortization expense on a straight-line basis over the terms of the leases and (ii) common area maintenance costs that are recoverable from tenants under the terms of the existing leases; such costs, which represent approximately $1.1 million and $0.9 million of total deferred lease costs as of December 31, 2014 and 2013, respectively, are capitalized and recognized as operating expenses over the shorter of the lease term or the recovery period provided for in the lease. Signature Office REIT recognized amortization of deferred lease costs of $1.0 million, $0.8 million, and $0.2 million for the years ended December 31, 2014, 2013, and 2012 respectively. Upon receiving notification of a tenant's intention to terminate a lease, unamortized deferred lease costs are amortized over the shortened lease period.
Investments in Development Authority Bonds and Obligations Under Capital Leases
In connection with the acquisition of the 64 & 66 Perimeter Center Buildings, Signature Office REIT assumed investments in development authority bonds and corresponding obligations under capital leases of land and buildings totaling $115.0 million. The local development authority issued bonds to a developer to finance the renovation of these buildings, which was then leased back to the developer under a capital lease. This structure enabled the developer to receive property tax abatements over the concurrent terms of the development authority bonds and capital leases. The remaining property tax abatement benefits transferred to Signature Office REIT upon assumption of the bonds and corresponding capital leases at acquisition. The development authority bonds and the obligations under the capital leases were both recorded at their net present values at the time of acquisition, which Signature Office REIT believes approximate fair value. The related amounts of interest income and expense are recognized as earned in equal amounts and, accordingly, do not impact net income (loss).
Fair Value of Debt Instruments
Signature Office REIT applied the provisions of the accounting standard for fair value measurements and disclosures in estimations of fair value of its debt instruments based on Level 2 assumptions. The fair values of its debt instruments were based on discounted cash flow analysis using the current market borrowing rates for similar types of borrowing arrangements as of the measurement dates (see Note 4 for additional information). The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.
Redeemable Common Stock
Under Signature Office REIT's share redemption program, as amended (the "Amended SRP"), the decision to honor redemptions, subject to certain plan requirements and limitations, fell outside the control of Signature Office REIT. Prior to the termination of the Amended SRP effective April 30, 2014, Signature Office REIT recorded redeemable common stock in the temporary equity section of its consolidated balance sheet. Signature Office REIT's Amended SRP required Signature Office REIT to honor redemption requests made within two years following a stockholder's death, qualifying disability or qualification for federal assistance in connection with the payment of costs of confinement to a long-term care facility, of a stockholder, subject to certain limitations. Signature Office REIT's capacity to honor redemptions was limited to the lesser of (i) the amount of net proceeds raised under the DRP during the immediately preceding 12-month period, or (ii) 5% of the weighted-average numbers of shares outstanding in the immediately preceding 12-month period. Accordingly, as of December 31, 2013, redeemable common stock was measured at an amount equal to the net proceeds raised under the DRP less amounts redeemed during the immediately preceding 12-month period. As a result of the termination of the Amended SRP, effective April 30, 2014, no amounts were recorded as temporary equity as of December 31, 2014. See Note 7 for additional information.
Preferred Stock
Signature Office REIT is authorized to issue up to 10.0 million shares of one or more classes or series of preferred stock with a par value of $0.01 per share. Signature Office REIT's board of directors may determine the relative rights, preferences, and privileges of each class or series of preferred stock issued, which may be more beneficial than the rights, preferences, and privileges attributable to Signature Office REIT's common stock. To date, Signature Office REIT has not issued any shares of preferred stock.
Common Stock
The par value of Signature Office REIT's issued and outstanding shares of common stock is recorded as common stock. The remaining gross proceeds are recorded as additional paid-in capital. See Note 7 for additional information.
Distributions
In order to qualify to be taxed as a REIT, Signature Office REIT is required by the Internal Revenue Code of 1986, as amended (the "Code") to make distributions to stockholders each taxable year equal to at least 90% of its REIT taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders. Distributions to the stockholders are determined by the board of directors of Signature Office REIT and are dependent upon a number of factors relating to Signature Office REIT, including funds available for payment of distributions, financial condition, the timing of potential property acquisitions and dispositions, capital expenditure requirements, and annual distribution requirements in order to maintain Signature Office REIT's status as a REIT under the Code.
Revenue Recognition
All leases on real estate assets held by Signature Office REIT were classified as operating leases, and the related base rental income is generally recognized on a straight-line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred and are billed to tenants pursuant to the terms of the underlying leases. Rental income and tenant reimbursements collected in advance are recorded as deferred income in the accompanying consolidated balance sheets. Lease termination income is recognized ratably as other property income over the revised remaining lease term after giving effect to the termination notice.
In conjunction with certain acquisitions, Signature Office REIT entered into master lease agreements with various sellers, whereby the sellers are obligated to pay rent pertaining to certain non-revenue-producing spaces either at the time of, or subsequent to, the property acquisition. These master leases were established at the time of acquisition to mitigate the potential negative effects of lost rental revenues and tenant reimbursement income. Signature Office REIT recorded payments received under master lease agreements as a reduction of the basis of the underlying property at the time of acquisition rather than rental and tenant reimbursement income. Proceeds associated with such master leases totaled $0.5 million, $9.9 million, and $1.3 million during the years ended December 31, 2014, 2013, and 2012, respectively.
Interest Rate Swaps
Signature Office REIT has entered into an interest rate swap contract (see Note 5 for additional information), and may enter into future interest rate swap contracts, to hedge its exposure to changing interest rates on variable rate debt instruments. Signature Office REIT does not enter into derivative or interest rate transactions for speculative purposes; however, certain of its derivatives may not qualify for hedge accounting treatment. Signature Office REIT records the fair value of its interest rate swap either as prepaid expenses and other assets or as accounts payable and accrued expenses. Changes in the fair value of the effective portion of interest rate swaps that are designated as cash flow hedges are recorded as other comprehensive income (loss), while changes in the fair value of the ineffective portion of a hedge, if any, is recognized in earnings. Changes in the fair value of interest rate swaps that do not qualify for hedge accounting treatment, if any, are recorded as gain (loss) on interest rate swaps. Amounts received or paid under interest rate swap agreements are recorded as interest expense for contracts that qualify for hedge accounting treatment and as gain (loss) on interest rate swaps for contracts that do not qualify for hedge accounting treatment.
Signature Office REIT applied the provisions of the accounting standard for fair value measurements and disclosures in recording its interest rate swap at fair value. The fair value of the interest rate swap, classified under Level 2, was determined using a third-party proprietary model that is based on prevailing market data for contracts with matching durations, current and anticipated LIBOR information, and reasonable estimates about relevant future market conditions.
Earnings Per Share
Basic earnings (loss) per share is calculated as net income (loss) attributable to common stockholders divided by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share equals basic earnings (loss) per share, adjusted to reflect the dilution that would occur if all outstanding securities convertible into common shares or contracts to issue common shares were converted/exercised and the related proceeds were used to repurchase common shares. No shares have been granted or are outstanding under the 2010 Long-Term Incentive Plan (see Note 7 for additional information); therefore, the 2010 Long-Term Incentive Plan does not currently impact diluted earnings (loss) per share. Therefore, basic earnings (loss) per share equals diluted earnings (loss) per share for each of the periods presented.
Income Taxes
Signature Office REIT has elected to be taxed as a REIT under the Code and has operated as such beginning with its taxable year ended December 31, 2010. To qualify as a REIT, Signature Office REIT must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income, as defined by the Code, to its stockholders. As a REIT, Signature Office REIT generally will not be subject to federal income tax on taxable income it distributes to stockholders. If Signature Office REIT fails to qualify as a REIT in any taxable year, it will then be subject to federal and state income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants Signature Office REIT relief under certain statutory provisions.

Signature Office REIT may perform certain additional, noncustomary services for tenants of its buildings through taxable REIT subsidiaries; however, any earnings related to such services are subject to federal and state income taxes. In addition, for Signature Office REIT to continue to qualify as a REIT, Signature Office REIT must limit its investments in taxable REIT subsidiaries to 25% of the value of the total assets of Signature Office REIT. On December 13, 2011, Signature Office OP formed Wells Core REIT TRS, LLC ("TRS"), a wholly owned subsidiary organized as a Delaware corporation. Through December 31, 2013, Signature Office REIT elected to treat TRS as a taxable REIT subsidiary. On December 9, 2013, Signature Office REIT elected to treat TRS as a disregarded entity, effective January 1, 2014.
Deferred tax assets and liabilities represent temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on the enacted rates expected to be in effect when the temporary differences reverse. Deferred tax expense or benefits are recognized in the financial statements according to the changes in deferred tax assets or liabilities between years. Valuation allowances are established to reduce deferred tax assets when it becomes more likely than not that such assets, or portions thereof, will not be realized. No provision for federal income taxes has been made in the accompanying consolidated financial statements, other than the provision relating to TRS, as Signature Office REIT has made distributions in excess of taxable income for the periods presented.
Signature Office REIT is subject to certain state and local taxes related to property operations in certain locations, which have been provided for in the accompanying consolidated financial statements. Signature Office REIT records interest and penalties related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of operations.
Operating Segments
Signature Office REIT owns and operates commercial office real estate assets. Signature Office REIT internally evaluates all of its real estate assets as one operating segment, and, accordingly, Signature Office REIT does not report segment information.
3.     Real Estate Acquisitions
Signature Office REIT did not acquire any real properties during the years ended December 31, 2014 and 2013. During the year ended December 31, 2012, Signature Office REIT acquired the following properties:

					Intangibles
Property Name	Location	Acquisition Date	Land	Buildings and Improvements	Intangible Lease Assets	Intangible Lease Origination Costs	Intangible Lease Liabilities	Total Purchase Price(1)	Lease Details
2012
South Lake Building	Herndon, VA	3/22/2012	$9,008,108	$68,789,189	$8,701,014	$4,401,689	$—	$90,900,000	(2)
Four Parkway North Building	Deerfield, IL	7/2/2012	3,740,427	29,822,319	6,368,834	1,213,111	—	41,144,691	(3)
2275 Cabot Drive Building	Lisle, IL	9/5/2012	2,211,437	13,168,104	1,809,358	804,159	—	17,993,058	(4)
4650 Lakehurst Court Building	Columbus, OH	12/7/2012	2,493,556	17,247,093	3,636,435	1,350,676	—	24,727,760	(5)
64 & 66 Perimeter Center Buildings	Atlanta, GA	12/28/2012	8,616,613	71,537,699	8,111,502	7,725,239	(693,291)	95,297,762	(6)
Total			$26,070,141	$200,564,404	$28,627,143	$15,494,874	$(693,291)	$270,063,271

(1)
Purchase price is presented net of adjustments and exclusive of closing costs and acquisition fees and has been allocated to tangible assets, consisting of land, building and site improvements, and identified intangible assets and liabilities, including the value of in-place leases, based in each case on estimates of their fair values.

(2)	A ten-story office building containing approximately 268,200 rentable square feet that is 100% leased to two tenants with a weighted-average remaining lease term of five years.

(3)	A five-story office building containing approximately 171,800 rentable square feet that is 100% leased to four tenants with a weighted-average remaining lease term of seven years.

(4)	A three-story office building containing approximately 94,400 rentable square feet that is 100% leased to McCain Foods USA, Inc. with a lease expiration in May 2021.

(5)	A four-story office building containing approximately 164,600 rentable square feet that is 100% leased to Qwest Communications Company, LLC with a lease expiration in May 2022.

(6)
A 14-story office building and an eight-story office building containing a total of approximately 583,700 rentable square feet that, collectively, are 95% leased to five tenants with a weighted-average remaining lease term of nine years.

Pro Forma Financial Information for Real Estate Acquisitions (Unaudited)
The following unaudited pro forma information presented for the year ended December 31, 2012 has been presented for Signature Office REIT to give effect to the acquisitions including the South Lake Building, the Four Parkway North Building, the 2275 Cabot Drive Building, the 4650 Lakehurst Court Building, and the 64 & 66 Perimeter Center Buildings as if the acquisitions occurred on January 1, 2012. Proforma financial information has not been presented for the years ended December 31, 2014 and 2013, as Signature Office REIT did not acquire any properties during these years. This unaudited pro forma financial information assumes the current lease agreements that were in place at the time of acquisition were in place for all periods presented. This unaudited pro forma financial information has been prepared for informational purposes only and is not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions been consummated on January 1, 2012.

Year ended December 31, 2012
Revenues	$66,957,740
Net loss	$(7,100,115)
Per-share net loss – basic and diluted	$(0.40)
Weighted-average common shares outstanding – basic and diluted	17,548,812
4.     Lines of Credit and Notes Payable
As of December 31, 2014 and 2013, Signature Office REIT had the following indebtedness outstanding:

				Outstanding Balance as of
	Rate as of	Amortizing Debt		December 31, 2014	December 31, 2013
Facility	December 31, 2014	or Interest Only	Maturity
Signature Revolving Facility	1.92%(1)	Interest Only	9/26/2015	$56,000,000	$42,500,000
Signature Term Loan	1.82%(2)	Interest Only	9/26/2017	100,000,000	100,000,000
Technology Way Loan	(3)	Interest Only	6/27/2014	—	24,900,000
Total indebtedness				$156,000,000	$167,400,000

(1)
The Signature Revolving Facility bears interest at a rate based on, at the option of Signature Office REIT, (1) LIBOR plus a margin that varies from 1.75% to 2.50% based on the then current leverage ratio or (2) the greater of (a) the prime rate announced by Regions Bank, (b) the Federal Funds Effective Rate plus 0.50%, or (c) the one-month LIBOR (adjusted daily) plus 1.00%, plus a margin that varies from 0.75% to 1.50% based on the then current leverage ratio.

(2)
The Signature Term Loan bears interest at a rate based on, at the option of Signature Office REIT, (1) LIBOR plus a margin that varies from 1.65% to 2.40% based on the then current leverage ratio or (2) the greater of (a) the prime rate announced by Regions Bank, (b) the Federal Funds Effective Rate plus 0.50%, or (c) the one-month LIBOR (adjusted daily) plus 1.00%, plus a margin that varies from 0.65% to 1.40% based on the then current leverage ratio. Beginning September 26, 2013, the interest rate on $75.0 million of the Signature Term Loan was effectively fixed at 0.891% plus a margin of 1.65% to 2.40%, based on Signature Office REIT's then current leverage ratio, through an interest rate swap (see Note 5 for additional information).

(3)	The Technology Way Loan was repaid in full upon its maturity on June 27, 2014.

Signature Unsecured Debt Facility
Signature Office REIT is a party to an unsecured credit facility (the "Signature Unsecured Debt Facility") with a syndicate of banks led by Regions Bank ("Regions"), U.S. Bank National Association ("U.S. Bank"), and JPMorgan Chase Bank, N.A. ("JPMorgan"). Under the Signature Unsecured Debt Facility, Signature Office REIT may borrow up to a total of $300 million (the "Facility Amount"), subject to availability. The Facility Amount is comprised of a revolving credit facility in an amount up to $200 million (the "Signature Revolving Facility") and a term loan facility in an amount up to $100 million (the "Signature Term Loan"). Signature Office REIT also has the right to increase the Facility Amount by an aggregate of $150 million to a total facility amount of $450 million provided that no default has occurred. The Signature Revolving Facility also includes a swingline facility with an initial $20 million sublimit, subject to availability. Aggregate advances or swingline loans outstanding at any time under the Signature Unsecured Debt Facility are subject to availability equal to the lesser of (i) the Facility Amount, (ii) 55% multiplied by the value of the properties, as defined in the loan agreement, used to support the Signature Unsecured Debt Facility (60% for up to two consecutive quarters immediately following a major acquisition as defined by the Signature Unsecured Debt Facility), or (iii) an amount that would produce a minimum ratio of the adjusted net operating income of the properties used to support the Signature Unsecured Debt Facility to the amount outstanding under the Signature Unsecured Debt Facility of not less than 0.11 to 1.0. The proceeds of the Signature Unsecured Debt Facility may be used by Signature Office REIT to acquire properties and for working capital, capital expenditures and other general corporate purposes. Draws under the Signature Unsecured Debt Facility are supported by properties directly owned by the Signature Office REIT's subsidiaries that Signature Office REIT has elected to add to the borrowing base. These borrowing base properties are not available to be used as collateral for any other debt arrangements. Proceeds from the Signature Revolving Facility were used to repay the $24.9 million mortgage loan with PNC Bank, N.A. (the "Technology Way Loan") in full upon its maturity on June 27, 2014.
The entire unpaid principal balance of all borrowings and all accrued and unpaid interest thereon under the Signature Revolving Facility and the Signature Term Loan will be due and payable in full on September 26, 2015 and September 26, 2017, respectively. Signature Office REIT has the option to extend the Signature Revolving Facility for two periods of 12 months each subject to satisfaction of certain conditions including (i) no existence of default, (ii) no material adverse effect has occurred in the financial condition of Signature Office REIT, (iii) compliance with covenants set forth in the Signature Unsecured Debt Facility, and (iv) payment of an extension fee equal to 0.25% of the amount committed under the Signature Revolving Facility. Signature Office REIT does not expect the results of operations to provide sufficient cash flow to pay off the Signature Revolving Facility. To the extent necessary, Signature Office REIT intends to either refinance the Signature Unsecured Debt Facility prior to the maturity of the Signature Revolving Facility in September 2015 or to exercise the first of two 12-month extension options available.
Signature Office REIT may borrow under the Signature Unsecured Debt Facility at rates equal to (1) LIBOR plus the applicable LIBOR margin (the “LIBOR Rate”) or (2) the greater of (a) the prime rate announced by Regions, (b) the Federal Funds Effective Rate plus 0.50% or (c) the one-month LIBOR (adjusted daily) plus 1.00%, plus the applicable base rate margin (the “Base Rate”). The applicable LIBOR margin under the Signature Revolving Facility and Signature Term Loan may vary from 1.75% to 2.50% and from 1.65% to 2.40%, respectively, and the applicable base rate margin under the Signature Revolving Facility and Signature Term Loan may vary from 0.75% to 1.50% and 0.65% to 1.40%, respectively, based on Signature Office REIT's then current leverage ratio. All swingline loans issued under the Signature Unsecured Debt Facility will bear interest at the Base Rate. Signature Office REIT generally will be required to make interest-only payments. Signature Office REIT also may prepay the Signature Unsecured Debt Facility in whole or in part at any time without penalty, subject to reimbursement of any breakage and redeployment costs incurred by lenders in the case of prepayment of LIBOR Rate borrowings; however, amounts repaid on the Signature Term Loan may not be reborrowed.
Signature Office REIT is required to pay a fee on the unused portion of the Signature Revolving Facility in an amount equal to the daily unused amount of the Signature Revolving Facility multiplied by a rate per annum equal to (1) 0.35% if 50% or less of the Signature Revolving Facility is utilized or (2) 0.25% if more than 50% of the Signature Revolving Facility is utilized, payable quarterly in arrears. Signature Office REIT will also pay a fee at a rate per annum equal to the Signature Revolving Facility applicable margin for LIBOR-based loans on the maximum amount available to be drawn under each letter of credit that is issued and outstanding, payable quarterly in arrears. Additionally, Signature Office REIT must pay Regions a one-time fronting fee equal to the greater of (1) $1,500 or (2) 0.125% on the stated

amount of each letter of credit issued pursuant to the Signature Unsecured Debt Facility, payable at the time of issuance. Signature Office OP's obligations with respect to the Signature Unsecured Debt Facility are guaranteed by Signature Office REIT and by certain material subsidiaries of Signature Office OP, as defined in the Signature Unsecured Debt Facility, pursuant to the terms of a guaranty dated as of September 26, 2012.
The Signature Unsecured Debt Facility contains, among others, the following restrictive covenants:

•
The ratio of Signature Office REIT's total indebtedness to the total value of our assets, as both are defined in the Signature Unsecured Debt Facility, may not exceed 0.55 to 1.00, provided that, prior to the termination date of the Signature Revolving Facility, such ratio may exceed 0.55 to 1.00 for up to two consecutive quarters immediately following a major acquisition, as defined in the Signature Unsecured Debt Facility, during the term of the Signature Revolving Facility so long as such ratio does not exceed 0.60 to 1.00 during the same period.

•	Signature Office REIT's amount of secured debt may not exceed 40% of its consolidated tangible assets.

•	Signature Office REIT's amount of secured recourse debt may not exceed 15% of its consolidated tangible assets.

•	The ratio of Signature Office REIT's adjusted EBITDA to its fixed charges, including preferred dividends, shall not be less than 1.75 to 1.00.

•	Signature Office REIT's tangible net worth may not be less than the sum of (i) $233,786,150, plus (ii) 72.25% of the gross cash proceeds from all equity issuances consummated after September 26, 2012.

•
Signature Office REIT's total distributions for each fiscal year, less amounts reinvested pursuant to the DRP, cannot exceed the greater of (i) 90% of funds from operations, as defined in the Signature Unsecured Debt Facility, as long as total distributions, less amounts reinvested pursuant to the DRP, for any two consecutive quarters do not exceed 100% of funds from operations, as defined, or (ii) the minimum amount required to continue to qualify as a REIT (the "Restricted Payments Covenant").

As of December 31, 2014, Signature Office REIT believes it was in compliance and expects to remain in compliance with these, and all other, restrictive covenants of the Signature Unsecured Debt Facility. Although Signature Office REIT expects to comply with these covenants for the duration of the term of the Signature Unsecured Debt Facility, depending on its future operating performance and distribution payments, Signature Office REIT cannot assure such compliance. In the event that it projects future non-compliance with the Restricted Payments Covenant, Signature Office REIT has the ability to remain in compliance by reducing future distribution payments.
Fair Value of Outstanding Debt
As of December 31, 2014 and 2013, the fair value of Signature Office REIT's total indebtedness approximated its carrying value. Signature Office REIT estimated the fair values of its debt instruments based on discounted cash flow analysis using the current incremental borrowing rates for similar types of borrowing arrangements obtained from multiple market participants as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.
Weighted-Average Interest Rate and Interest Paid
As of December 31, 2014, 2013, and 2012, the weighted-average interest rate on Signature Office REIT's outstanding debt, after consideration of the interest rate swap, was approximately 2.20%, 2.22%, and 2.83% respectively. Signature Office REIT made the following interest payments on its borrowings:

	Years ended December 31,
	2014	2013	2012
Lines of credit	$1,558,607	$1,825,691	$3,308,042
Signature Term Loan	1,829,233	1,886,961	477,028
Mortgage notes payable	271,403	592,851	923,515
	$3,659,243	$4,305,503	$4,708,585
No interest was capitalized during the years ended December 31, 2014, 2013 and 2012.
Debt Maturities
The following table summarizes the aggregate maturities of Signature Office REIT's indebtedness as of December 31, 2014:

2015	$56,000,000
2016	—
2017	100,000,000
2018	—
2019	—
Total	$156,000,000
The debt maturities above are based on the stated maturity date of each loan, which may differ from the anticipated repayment date of the loan.
5.     Interest Rate Swap
Signature Office REIT entered into an interest rate swap agreement with JPMorgan on September 26, 2012 to hedge its exposure to changing interest rates on $75.0 million of the Signature Term Loan (the "Interest Rate Swap"). The Interest Rate Swap was effective as of September 26, 2013 and matures on September 26, 2017. Under the terms of the Interest Rate Swap, Signature Office REIT pays interest at a fixed rate of 0.891% per annum and receives LIBOR-based interest payments from JPMorgan on a notional amount of $75.0 million. Beginning September 26, 2013, the Interest Rate Swap effectively fixed the interest rate on $75.0 million of the Signature Term Loan at 0.891% plus a margin of 1.65% to 2.40%, based on Signature Office REIT's then current leverage ratio.
The following table provides additional information related to Signature Office REIT's interest rate swap as of December 31, 2014 and 2013:

		Estimated Fair Value as of
Instrument Type	Balance Sheet Classification	December 31, 2014	December 31, 2013
Derivatives designated as hedging instruments:
Interest rate swap	Prepaid expenses and other assets	$348,436	$642,976
During the years ended December 31, 2014, 2013, and 2012, Signature Office REIT recorded the following amounts related to the Interest Rate Swap:

	Years ended December 31,
	2014	2013	2012
Market value adjustment to interest rate swap designated as a hedging instrument and included in other comprehensive income	$(294,540)	$996,491	(353,515)
Previously recorded loss reclassified from accumulated other comprehensive income into interest expense	$(560,008)	$(146,663)	—

Signature Office REIT estimates that approximately $336,000 will be reclassified from accumulated other comprehensive income to interest expense over the next 12 months. During the periods presented, there was no hedge ineffectiveness on the Interest Rate Swap required to be recognized in earnings, and there were no derivative instruments that did not qualify for hedge accounting treatment.
6.     Commitments and Contingencies
Obligations Under Capital Leases
The 64 & 66 Perimeter Center Buildings are subject to capital leases of land and buildings. Each of these obligations is completely offset by the principal balances and corresponding interest receivable from related investments in development authority bonds, which mature in 2027. The required payments under the terms of the leases are as follows as of December 31, 2014:

2015	$6,900,000
2016	6,900,000
2017	6,900,000
2018	6,900,000
2019	6,900,000
Thereafter	165,025,000
199,525,000
Amounts representing interest	(84,525,000)
Total	$115,000,000
Commitments Under Existing Lease Agreements
Certain lease agreements include provisions that, at the option of the tenant, may obligate Signature Office REIT to expend capital to expand an existing property or provide other expenditures for the benefit of the tenant, including the following:

Building	Tenant	Tenant Allowance Obligations as of December 31, 2014(1)
Four Parkway North Building	Lundbeck	$2,235,020
(1) Represents tenant allowance obligations required by certain lease agreements that are not accrued as of December 31, 2014.
Litigation
From time to time, Signature Office REIT is party to legal proceedings that arise in the ordinary course of its business. Management makes assumptions and estimates concerning the likelihood and amount of any reasonably possible loss relating to these matters using the latest information available. Signature Office REIT records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, Signature Office REIT accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, Signature Office REIT accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, Signature Office REIT discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, Signature Office REIT discloses the nature and estimate of the possible loss of the litigation. Signature Office REIT does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote. Signature Office REIT is not currently involved in any legal proceedings for which the outcome is expected to have a material effect on the results of operations or financial condition of Signature Office REIT. Signature Office REIT is not aware of any legal proceedings contemplated by governmental authorities.

Merger-Related Contingencies
The consummation of the Merger is subject to certain customary closing conditions, including, among others, the approval of the Merger by Signature Office REIT's stockholders. The Merger Agreement may be terminated under certain circumstances by Griffin or Signature Office REIT. Upon termination, if such termination occurs under certain specified circumstances, Signature Office REIT may be required to pay Griffin a termination fee of $20 million. The Merger Agreement also provides that one party may be required to reimburse the other party's transaction expenses, not to exceed $3 million, if the Merger Agreement is terminated under certain circumstances.
In connection with entering into the Merger Agreement with Griffin, Signature Office REIT's board of directors adopted the Retention and Transaction Award Plan to establish guidelines for rewarding eligible employees with certain cash retention bonus payments in connection with their continued employment through the closing of the Merger. Pursuant to the Retention and Transaction Award Plan, each participant will be eligible to receive payment of a cash retention bonus in an amount determined in the sole discretion of the Compensation Committee. The award pool as established by the Retention and Transaction Award Plan is up to $2.2 million. Upon the closing of the Merger, Signature Office REIT is obligated to fund these cash retention bonus payments; however, the consummation of the Merger is subject to certain customary closing conditions, including, among others, the approval of the Merger by Signature Office REIT's stockholders. Should the Merger with Griffin not be completed, Signature Office REIT will not be obligated to fund these cash retention bonus payments.
7.    Stockholders' Equity
General
Signature Office REIT's charter authorizes it to issue 1.01 billion shares of capital stock, consisting of 1.0 billion common shares and 10.0 million preferred shares, each as defined by the charter. The common shares have a par value of $0.01 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions (subject to any preferential rights of any shares of preferred stock that may be issued in the future) as authorized by the board of directors, and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or preemptive, conversion, or exchange rights.
Effective June 10, 2013, Signature Office REIT ceased offering shares in the primary portion of the Initial Offering. Signature Office REIT continued to raise equity proceeds through the DRP through March 2014, after which the DRP was terminated. Signature Office REIT issued 21.2 million shares of common stock, including 8,000 shares of common stock issued to WREF as well as shares sold through the DRP.
2010 Long-Term Incentive Plan
Signature Office REIT adopted a long-term incentive plan on June 7, 2010, which includes an independent director compensation plan, to provide for the grant of awards to its employees; employees of the Advisor or its affiliates; employees of entities that provide services to Signature Office REIT; Signature Office REIT's independent directors, officers, or directors of the Advisor or its affiliates; certain of Signature Office REIT's consultants; and certain consultants to the Advisor or its affiliates (the "2010 Long-Term Incentive Plan"). Such awards may consist of nonqualified stock options, incentive stock options, restricted and unrestricted shares of stock, stock appreciation rights, performance awards, deferred stock units, dividend equivalents, and other stock-based awards. Signature Office REIT will account for such stock plan in accordance with GAAP, which requires the fair value of the stock option to be recognized as compensation expense over the vesting period. The total number of shares of common stock reserved for issuance under the 2010 Long-Term Incentive Plan is 500,000 shares. Signature Office REIT currently intends to limit the type of incentive awards granted under the 2010 Long-Term Incentive Plan to restricted shares of stock issued to its independent directors. As of December 31, 2014, no shares of common stock have been issued under the 2010 Long-Term Incentive Plan.

Distribution Reinvestment Plan
Signature Office REIT previously adopted a distribution reinvestment plan, or DRP, through which stockholders may have elected to reinvest all or a portion of the distributions declared on their shares of common stock into shares of Signature Office REIT's common stock in lieu of receiving cash distributions. Shares were purchased under the DRP for a price of $23.75 per share. On March 5, 2014, the board of directors of Signature Office REIT elected to terminate the DRP effective after the payment of the distribution for the first quarter of 2014. As a result, all distributions paid after the first quarter of 2014 have been or are expected to be paid in cash and will not be reinvested in shares of Signature Office REIT's common stock.
Share Redemption Program
The board of directors of Signature Office REIT previously adopted a share redemption program, or the Amended SRP, which was amended and restated on August 22, 2013. The Amended SRP allowed stockholders to sell their shares back to Signature Office REIT, subject to certain limitations and penalties. The Amended SRP was terminated effective April 30, 2014. Shares redeemed pursuant to the Amended SRP were accounted for as common stock. The program contained different rules for redemptions sought within two years of a stockholder's death, qualifying disability, or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility. Signature Office REIT refers to redemptions that do not occur within two years of a stockholder's death, qualifying disability, or qualification for federal assistance in connection with the payment of costs of confinement to a long-term care facility as "Ordinary Redemptions." Shares redeemed as Ordinary Redemptions were required to be held for at least one year prior to redemption. Redemptions sought within two years of the stockholder's death, qualifying disability, or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility did not require a one-year holding period.
Pursuant to a prior amendment, effective October 1, 2012, the Amended SRP provided that the redemption price for all redemptions, including redemptions sought within two years of a stockholder's death, qualifying disability or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility, were to be calculated in the same manner. Specifically, the redemption price per share was 91% of the price at which Signature Office REIT sold the share, or $22.75 per share for a share issued at $25.00. Prior to October 1, 2012, the redemption price for redemptions sought within two years of the stockholder's death, qualifying disability, or qualification for federal assistance in connection with the payment of the costs of confinement to a long-term care facility was the amount paid for the shares.
In addition to the one-year holding period for Ordinary Redemptions, through its termination, effective April 30, 2014, the Amended SRP was subject to the following limitations on the number of shares that Signature Office REIT could redeem:

•
Signature Office REIT did not redeem shares on any day to the extent that such redemptions would cause the amount of Ordinary Redemptions during the 12-month period ending on such day to exceed 70% of the net proceeds from the DRP during the same 12-month period.

•	Signature Office REIT limited all redemptions so that the aggregate of such redemptions during the 12-month period ending on such redemption date did not exceed:

•	100% of the net proceeds from Signature Office REIT's DRP during such 12-month period; or

•	5% of the weighted-average number of shares outstanding in such 12-month period.
The Amended SRP did not allow for the redemption of any share that had been transferred for value by a stockholder. After a transfer for value, the transferee and all subsequent holders of the share were not eligible to participate in the Amended SRP with respect to the shares so transferred.
As of December 31, 2014 and 2013, approximately $17.0 million, or 739,031 shares, and $14.2 million, or 611,580 shares, respectively, of Signature Office REIT's common stock had been redeemed. All redemption requests submitted prior to the termination of the Amended SRP were subject to the limits on the dollar value and number of shares that could be redeemed under the terms of the Amended SRP. In February, March and April 2014, requests for redemption of shares that were not sought within two years of a stockholder's death or qualifying disability or in connection with a stockholder (or a stockholder's spouse) qualifying for federal assistance for confinement to a long-term care facility ("Ordinary Redemptions") exceeded the limits of the Amended SRP and, as such, were prorated pursuant to the terms of the Amended SRP at a rate of approximately 8.5%, 29.2% and 7.0%, respectively. As of the termination of the Amended SRP, approximately 141,424 shares of Signature Office REIT's common stock were tendered for redemption and not redeemed as a result of the limit on the dollar value of shares that may be redeemed under the terms of the Amended SRP. These shares tendered for redemption that could not be redeemed prior to the termination of the Amended SRP on April 30, 2014 are no longer held in queue for redemption at a later date under the Amended SRP or otherwise. As of December 31, 2013, all eligible shares tendered for redemption had been redeemed.
8.    Operating Leases
Signature Office REIT's real estate assets are leased to tenants under operating leases for which the terms vary, including certain provisions to extend the lease agreement, options for early terminations subject to specified penalties, and other terms and conditions as negotiated. Signature Office REIT retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant; however, such deposits generally are not significant. Therefore, exposure to credit risk exists to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.
As of December 31, 2014, Time Warner Cable, State Farm Mutual Auto Insurance Co., and Leidos, Inc. comprised approximately 17%, 12%, and 11%, respectively, of Signature Office REIT's base rental income. Time Warner Cable, State Farm Mutual Auto Insurance Co., and Leidos, Inc. comprised approximately 17%, 11%, and 11%, respectively, of Signature Office REIT's base rental income as of December 31, 2013.
The future minimum rental income from Signature Office REIT's noncancelable operating leases as of December 31, 2014, is as follows:

2015	$51,509,330
2016	51,095,231
2017	42,785,303
2018	35,925,383
2019	24,548,370
Thereafter	57,597,158
Total	$263,460,775
As of December 31, 2014, State Farm Mutual Auto Insurance Co., Time Warner Cable, and Leidos, Inc. comprise approximately 24%, 17%, and 10%, respectively, of the future minimum base rental income from Signature Office REIT's noncancelable operating leases.

9.     Supplemental Disclosures of Noncash Activities
Outlined below are significant noncash investing and financing transactions for the years ended December 31, 2014, 2013, and 2012 respectively:

	Years ended December 31,
	2014	2013	2012
Other liabilities assumed upon acquisition of properties	$—	$—	$1,729,443
Commissions on stock sales and related dealer-manager fees due to affiliate	$—	$—	$213,955
Other offering costs due to affiliate	$—	$—	$88,382
Assumption of investments in development authority bonds	$—	$—	$(115,000,000)
Assumption of obligations under capital leases	$—	$—	$115,000,000
Market value adjustment to interest rate swap that qualifies for hedge accounting treatment	$(294,540)	$996,491	$(353,515)
Accrued capital expenditures and deferred lease costs	$(30,253)	$99,662	$5,321,239
Distributions payable	$—	$—	$1,075,114
Discounts applied to issuance of common stock under primary offering	$—	$39,017	$304,059
Discounts applied to issuance of common stock under DRP	$196,624	$753,766	$494,119
(Decrease) increase in redeemable common stock	$(3,988,217)	$(1,092,091)	$2,542,141
Accrued redemptions of common stock	$—	$—	$81,817
10.     Related-Party Transactions
Transition Services Agreement
On January 1, 2014, Signature Office REIT entered into the TSA with WREF for the period from January 1, 2014 through June 30, 2014, pursuant to which WREF and its affiliates provided certain consulting, support and transitional services to Signature Office REIT at the direction of Signature Office REIT in order to facilitate its successful transition to self-management.
In exchange for the services provided by WREF under the TSA, Signature Office REIT paid WREF a monthly consulting fee of $51,267 (the "Consulting Fee"). In addition to the Consulting Fee, Signature Office REIT paid directly or reimbursed WREF for any third-party expenses paid or incurred by WREF and its affiliates on behalf of Signature Office REIT in connection with the services provided pursuant to the TSA; provided, however, that (i) WREF obtained written approval from Signature Office REIT prior to incurring any third-party expenses for the account of, or reimbursable by, Signature Office REIT and (ii) Signature Office REIT was not required to reimburse WREF for any administrative service expenses, including WREF's overhead, personnel costs and costs of goods used in the performance of services under the TSA. In addition, the TSA also provided that WREF provide Signature Office REIT a portion of the office space currently used and occupied by WREF (the "Office Space") for the period from January 1, 2014 to June 30, 2014 in exchange for monthly rent of $4,552.
On June 30, 2014, Signature Office REIT entered into the TSA Amendment, which extended the expiration date of the TSA as it related to certain transfer agent and client services functions from June 30, 2014 to September 30, 2014. Pursuant to the TSA Amendment, WREF and its affiliates continued to provide support for the transfer agent and client services functions through September 30, 2014 to Signature Office REIT in exchange for a monthly consulting fee of $6,500 (the "Amended Consulting Fee"). All other transitional services described in the TSA expired on June 30, 2014, in accordance with its terms. The TSA Amendment expired on September 30, 2014, in accordance with its terms.

Corporate Office Lease Agreement
Effective June 27, 2014, Signature Office REIT entered into an agreement with Wells REF - 6200 The Corners Parkway Owner, LLC, a subsidiary of WREF, to lease 4,221 square feet of an office building located in Norcross, Georgia and owned by WREF (the "6200 The Corners Parkway Building") to serve as Signature Office REIT's corporate headquarters. This lease does not indicate any other business relationship between WREF and Signature Office REIT except one of a landlord and tenant. The 41-month lease commenced in September 2014. Following a five-month rental abatement period, annual base rent per square foot will be $17.00 with an annual rent escalation of 3%. In addition to annual base rent, Signature Office REIT is required to reimburse WREF for its pro rata share of all operating costs and real estate taxes that exceed the costs for the base year. From July 1, 2014 through commencement of the corporate office lease agreement, WREF continued to provide Signature Office REIT the Office Space, pursuant to the TSA.
Advisory Agreements
Through June 10, 2013, Signature Office REIT was party to the Original Advisory Agreement with the Advisor. Under the Original Advisory Agreement, Signature Office REIT paid a monthly asset management fee equal to one-twelfth of 0.75% of the cost of (i) the properties owned other than through joint ventures and (ii) initial investments in joint ventures plus Signature Office REIT's allocable share of additional capital improvements made by the joint venture. In addition, the Original Advisory Agreement entitled the Advisor to (i) payment of a debt financing fee equal to 0.20% annually of the total capacity of all third-party financing arrangements (whether or not drawn), originated, obtained, or otherwise assumed by or for Signature Office REIT, not to exceed, in the aggregate, 0.50% of the amount available under any particular financing arrangement or refinancing of such arrangements, (ii) the reimbursement of costs and expenses the Advisor incurred in fulfilling its duties as the asset manager, including wages and salaries of its employees, (iii) acquisition fees of 2.0% of gross offering proceeds from the primary offering and DRP, subject to certain limitation, and (iv) reimbursement for expenses paid to third parties in connection with acquisitions or potential acquisitions. Under the terms of the Original Advisory Agreement, Signature Office REIT was obligated to reimburse the Advisor for organization and offering expenses in an amount equal to the lesser of actual costs incurred or 2.0% of total gross offering proceeds raised from the sale of shares of its common stock to the public under the Initial Offering.
Effective June 11, 2013 through December 31, 2013, Signature Office REIT was party to the Revised Advisory Agreement with the Advisor, pursuant to which Signature Office REIT paid a monthly asset management fee equal to one-twelfth of (a) 1.00% of the cost of the properties owned other than through joint ventures and initial investments in joint ventures plus Signature Office REIT's allocable share of capital improvements made by the joint venture (“Adjusted Cost”), for so long as the Adjusted Cost was less than or equal to $605,000,000 and (b) 0.50% of Adjusted Cost over $605,000,000. In addition, the Revised Advisory Agreement eliminated (i) the debt financing fee and (ii) the reimbursement of costs and expenses the Advisor incurred in fulfilling its duties as the asset manager, including wages and salaries of its employees. All other terms of the Revised Advisory Agreement were materially consistent with the Original Advisory Agreement in effect through June 10, 2013.
Dealer-Manager Agreement
Signature Office REIT was party to a dealer-manager agreement (the "Dealer-Manager Agreement") with Wells Investment Securities, Inc. ("WIS"), whereby WIS, an affiliate of Wells Capital, performed the dealer-manager function for Signature Office REIT's Initial Offering. For these services, WIS earned a commission of up to 7% of the gross offering proceeds from the sale of the shares of Signature Office REIT, all of which was re-allowed to participating broker/dealers. Signature Office REIT paid no commissions on shares issued under the DRP.
Additionally, Signature Office REIT was required to pay WIS a dealer-manager fee of 2.5% of the gross offering proceeds from the sale of Signature Office REIT's stock at the time the shares were sold. Under the Dealer-Manager Agreement, up to 1.5% of the gross offering proceeds was re-allowed by WIS to participating broker/dealers. Signature Office REIT paid no dealer-manager fees on shares issued under the DRP.
The payment of fees under the Dealer-Manager Agreement ceased on June 10, 2013 in connection with the termination of the primary portion of the Initial Offering. The Dealer-Manager Agreement was terminated on December 16, 2013 in connection with WIS ceasing its participation in the DRP.

Master Property Management, Leasing, and Construction Agreement
Prior to Signature Office REIT's transition to self-management on January 1, 2014, Signature Office REIT, the Advisor, and Wells Management, an affiliate of Wells Capital, were party to a Master Property Management, Leasing, and Construction Management Agreement (the "Management Agreement") under which Wells Management was entitled to receive the following fees and reimbursements in consideration for supervising the management, leasing, and construction activities of certain Signature Office REIT properties:

•
property management fees negotiated for each property managed by Wells Management; typically this fee was equal to a percentage of the gross monthly income collected for that property for the preceding month;

•
leasing commissions for new, renewal, or expansion leases entered into with respect to any property for which Wells Management served as leasing agent equal to a percentage as negotiated for that property of the total base rental and operating expenses to be paid to Signature Office REIT during the applicable term of the lease, provided, however, that no commission was payable as to any portion of such term beyond 10 years;

•
construction management fees for projects overseen by Wells Management, such as capital projects, new construction, and tenant improvements, which fees were to be market-based and negotiated for each property managed by Wells Management; and

•	other fees as negotiated with the addition of each specific property covered under the agreement.
The Management Agreement was terminated on December 31, 2013 in connection with Signature Office REIT's transition to self-management.
Related-Party Costs
Pursuant to the terms of the agreements described above, Signature Office REIT incurred the following related-party costs for the years ended December 31, 2014, 2013, and 2012:

	Years ended December 31,
	2014	2013	2012
Consulting fees	$327,102	$—	$—
Rent expense	36,416	—	—
Commissions, net of discounts(1)(2)	—	4,731,169	14,190,868
Dealer-manager fees, net of discounts(1)	—	1,703,336	5,159,976
Other offering costs(1)	—	1,425,623	4,378,915
Acquisition fees	—	1,648,493	4,319,559
Asset management fees	—	5,382,842	3,009,126
Administrative reimbursements	—	1,319,360	2,780,010
Debt financing fee	—	288,800	666,450
Property management fees	—	112,300	590,931
Total	$363,518	$16,611,923	$35,095,835

(1)	Commissions, dealer-manager fees, and other offering costs were charged against stockholders' equity, as incurred.

(2)	All commissions were re-allowed to participating broker/dealers during the years ended December 31, 2013 and 2012.
Signature Office REIT incurred no related-party construction fees or leasing commissions during the years ended December 31, 2014, 2013, and 2012.

Conflicts of Interest
As of December 31, 2013, the Advisor had no direct employees. Through December 31, 2013, the Advisor contracted with Wells Capital and Wells Management to perform many of its obligations under the Revised Advisory Agreement. During 2013, Wells Capital was also a general partner or advisor of other public real estate investment programs sponsored by WREF. As such, in connection with managing the advisor activities under the Revised Advisory Agreement and serving as a general partner or advisor for other Wells-sponsored programs, Wells Capital may have encountered conflicts of interest with regard to allocating human resources and making decisions related to investments, operations, and disposition-related activities.
During 2012 and 2013, Leo F. Wells, III, a former member of Signature Office REIT's board of directors who resigned on December 31, 2013, also served on the board of CatchMark Timber Trust, Inc. and Columbia Property Trust, Inc., REITs previously sponsored by WREF, and, accordingly, may have encountered certain conflicts of interest regarding investment and operational decisions.
11.    Income Taxes
Signature Office REIT is subject to certain state and local taxes related to property operations in certain locations, which have been provided for in the accompanying consolidated financial statements. Signature Office REIT records interest and penalties related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of operations. Signature Office REIT's income tax basis net income for the years ended December 31, 2014, 2013, and 2012 follows:

	2014	2013	2012
GAAP basis financial statement net income (loss)	$6,051,481	$(993,132)	$(8,484,523)
Decrease (increase) in net income (loss) resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	3,939,067	4,201,387	1,169,740
Rental income accrued for income tax purposes (less than) greater than amounts for financial reporting purposes	(969,159)	(5,399,197)	(1,001,255)
Amortization of intangible lease assets incurred for financial reporting purposes in excess of amounts for income tax purposes	15,309,760	12,948,803	7,862,273
Bad debt expense for financial reporting purposes in excess of amounts for income tax purposes	94,918	40,846	—
Expenses with respect to The Point at Clark Street REIT, LLC for financial reporting purposes (less than) in excess of amounts for income tax purposes	—	(268,864)	1,248,094
Acquisition expenses for financial reporting purposes in excess of amounts for income tax purposes	—	1,674,094	5,705,784
Other expenses for financial reporting purposes in excess of amounts for income tax purposes	150,452	51,469	65,460
Income tax basis net income, prior to dividends-paid deduction	$24,576,519	$12,255,406	$6,565,573

As of December 31, 2014, the tax basis carrying value of Signature Office REIT's total assets was approximately $671.7 million. For income tax purposes, distributions to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder's invested capital. Signature Office REIT's distributions per common share are summarized as follows:

	2014	2013	2012
Ordinary income	80%	41%	32%
Capital gains	—%	—%	—%
Return of capital	20%	59%	68%
Total	100%	100%	100%
As of December 31, 2014, returns for the calendar years 2011 through 2013 remain subject to examination by U.S. or various state tax jurisdictions. As of December 31, 2014 and 2013, Signature Office REIT had no deferred tax assets or liabilities.
12.    Quarterly Results (unaudited)
Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2014, and 2013.

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$18,540,975	$18,651,713	$19,561,597	$20,182,735
Net income	$1,679,819	$1,697,210	$1,452,045	$1,222,407
Basic and diluted net income per share(1)	$0.08	$0.08	$0.07	$0.06
Distributions payable per share	$0.375	$0.375	$0.375	$0.375

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$17,048,656	$17,144,812	$17,016,259	$18,057,822
Net income (loss)	$(840,226)	$(566,570)	$244,677	$168,987
Basic and diluted net income (loss) per share(1)	$(0.05)	$(0.03)	$0.01	$0.01
Distributions payable per share	$0.37	$0.31	$0.38	$0.37
(1)    The quarterly per-share amounts have been calculated using actual net income (loss) for the respective quarters. Conversely, the corresponding annual net income (loss) per-share amounts have been calculated assuming that net income (loss) was earned ratably over the year. As a result, the sum of these quarterly per-share amounts does not equal the respective annual per-share amount presented in the accompanying consolidated financial statements.
13.     Subsequent Event
Declaration of Distributions
On March 4, 2015, Signature Office REIT's board of directors declared a distribution to stockholders for the first quarter of 2015 in the amount of $0.375 per share (a 6.0% annualized yield on a $25.00 original share price) on the outstanding shares of common stock payable to stockholders of record as of March 13, 2015. Such distributions will be paid in March 2015.

Signature Office REIT, Inc. and Subsidiaries
Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2014

Description	Location	Ownership Percentage	Encumbrances	Initial Cost			Costs Capitalized Subsequent to Acquisition(b)	Gross Amount at Which Carried at December 31, 2014			Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed(d)
				Land	Buildings and Improvements	Total(a)		Land	Buildings and Improvements	Total(c)
Royal Ridge V Building	Irving, TX	100%	(e)	$1,062,810	$16,149,807	$17,212,617	$—	$1,062,810	$16,149,807	$17,212,617	$4,412,054	2005	10/7/2010	0 to 40 years
333 East Lake Street Building	Bloomingdale, IL	100%	(e)	1,415,598	9,678,856	11,094,454	—	1,415,598	9,678,856	11,094,454	2,091,462	2001	11/19/2010	0 to 40 years
Westway One Building	Houston, TX	100%	(e)	2,300,000	27,752,840	30,052,840	(835,658)	2,300,000	26,917,182	29,217,182	5,236,133	2007	1/27/2011	0 to 40 years
Duke Bridges I & II Buildings	Frisco, TX	100%	(e)	7,143,737	39,858,029	47,001,766	154,055	7,143,737	40,012,084	47,155,821	10,496,395	2006	5/12/2011	0 to 40 years
Miramar Centre II Building	Miramar, FL	100%	(e)	3,204,401	16,949,832	20,154,233	42,984	3,204,401	16,992,816	20,197,217	3,132,833	2001	5/27/2011	0 to 40 years
7601 Technology Way Building	Denver, CO	100%		5,932,955	34,470,471	40,403,426	5,770	5,932,955	34,476,241	40,409,196	6,953,610	1997	6/27/2011	0 to 40 years
Westway II Building	Houston, TX	100%	(e)	2,511,552	66,696,771	69,208,323	1,903,929	2,511,552	68,600,700	71,112,252	10,592,261	2009	9/28/2011	0 to 40 years
Franklin Center Building	Columbia, MD	100%	(e)	6,091,847	55,862,231	61,954,078	(5,614,074)	6,091,847	50,248,157	56,340,004	4,622,446	2008	12/28/2011	0 to 40 years
South Lake Building	Herndon, VA	100%	(e)	9,008,108	77,490,203	86,498,311	67,936	9,008,108	77,558,139	86,566,247	11,010,551	2008	3/22/2012	0 to 40 years
Four Parkway North Building	Deerfield, IL	100%	(e)	3,740,427	36,191,153	39,931,580	51,110	3,740,427	36,242,263	39,982,690	6,404,967	1999	7/2/2012	0 to 40 years
2275 Cabot Drive Building	Lisle, IL	100%	(e)	2,211,437	14,977,462	17,188,899	—	2,211,437	14,977,462	17,188,899	1,984,259	1996	9/5/2012	0 to 40 years
4650 Lakehurst Court Building	Columbus, OH	100%	(e)	2,493,556	20,883,528	23,377,084	458,630	2,493,556	21,342,158	23,835,714	2,201,041	1990	12/7/2012	0 to 40 years
64 & 66 Perimeter Center Buildings	Atlanta, GA	100%	(e)	8,616,613	79,649,201	88,265,814	8,026,899	8,616,613	87,676,100	96,292,713	7,800,465	1985 & 1971	12/28/2012	0 to 40 years
Total - 100% Signature Office REIT Properties				$55,733,041	$496,610,384	$552,343,425	$4,261,581	$55,733,041	$500,871,965	$556,605,006	$76,938,477
(a)     Total initial cost excludes purchase price allocated to intangible lease origination costs and intangible lease liabilities.
(b)     Includes write-offs of fully depreciated/amortized capitalized assets.
(c)     The aggregate cost of land and buildings and improvements for federal income tax purposes is approximately $671.7 million.
(d)     Signature Office REIT assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, Tenant Improvements are amortized over the shorter of economic life or lease term, Lease Intangibles are amortized over the respective lease term, Building Improvements are depreciated over 5-25 years, Site Improvements are depreciated over 15 years, and Buildings are depreciated over 40 years.
(e)     These assets are included in the borrowing base for the Signature Office REIT's unsecured credit facility and cannot serve as collateral for additional debt facilities.

Signature Office REIT, Inc. and Subsidiaries
Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization
December 31, 2014, 2013, and 2012

	2014	2013	2012
Real Estate:
Balance at the beginning of the year	$562,317,736	$554,357,251	$298,740,904
Additions to/improvements of real estate	226,521	9,019,957	255,826,094
Write-offs of intangible assets(1)	(4,113,833)	(675,023)	(154,066)
Write-offs of fully depreciated/amortized assets	(1,825,418)	(384,449)	(55,681)
Balance at the end of the year	$556,605,006	$562,317,736	$554,357,251

Accumulated Depreciation and Amortization:
Balance at the beginning of the year	$53,782,488	$27,016,328	$7,397,579
Depreciation and amortization expense	29,095,240	27,825,632	19,828,496
Write-offs of intangible assets(1)	(4,113,833)	(675,023)	(154,066)
Write-offs of fully depreciated/amortized assets	(1,825,418)	(384,449)	(55,681)
Balance at the end of the year	$76,938,477	$53,782,488	$27,016,328

(1)	Consists of write-offs of intangible lease assets related to lease restructurings, amendments, and terminations.